EXHIBIT 99.1
Amended and Restated Article IV Section 5
of the Sturm, Ruger & Company, Inc. Bylaws
          Section 5. Chairman of the Board, Vice Chairman, President and Chief Executive Officer. The Chairman of the Board, if one is elected, shall preside at all meetings of the stockholders and directors and he shall have such other powers and perform such other duties as may be prescribed from time to time by the Board. The Vice Chairman, if one is elected, shall preside at meetings of the stockholders and directors in the absence or disability of the Chairman of the Board and shall have such other duties as may be prescribed from time to time by the Board. The President, or if a separate Chief Executive Officer is designated by the Board, the Chief Executive Officer, shall be vested with all the powers and perform all the duties of the Chairman of the Board in the absence or disability of the Vice Chairman of the Board. The President shall be the chief executive officer of the corporation, unless a separate Chief Executive Officer has been so designated by the Board, in which case the President shall be the chief operating officer of the Corporation. The President, or if a separate Chief Executive Officer is designated by the Board, the Chief Executive Officer, shall have general supervision and direction of the business of the corporation, shall have all the general powers and duties usually vested in the chief executive officer of a corporation, shall see that all orders and resolutions of the Board are carried into effect and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board. If a separate Chief Executive Officer is designated by the Board, the President shall have general supervision and direction of the day-to-day operations of the corporation subject to the Chief Executive Officer and shall have all the general powers and duties usually vested in the chief operating officer of a corporation.